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November 17, 2009

interCLICK, Inc.
257 Park Avenue South, Suite 602
New York, NY 10010
Attention: Mr. Michael Mathews, Chief Executive Officer

Re:	interCLICK, Inc. / Form S-8

Dear Mr. Mathews:

You have advised us that interCLICK, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 5,662,500 shares of common stock, $0.001 par value per share, issuable under the 2007 Equity Incentive Plan, the 2007 Incentive Stock and Award Plan and Non-Plan Option Agreements.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of November 16, 2009, the Company’s authorized common stock consists of 140,000,000 shares of common stock, $0.001 par value, of which 20,667,707 shares are issued and outstanding.  You have further advised us that the Company has received valid consideration for the issuance of these shares.

After having examined the Company’s certificate of incorporation as amended, bylaws, minutes and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are fully paid and non-assessable, duly authorized and validly issued and the shares of common stock to be issued upon exercise of the options, will, upon payment of the exercise price, be fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Cramer LLP
HARRIS CRAMER LLP